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                                 EXHIBIT 5.1

                   {Letterhead of Holme Roberts & Owen LLP}


June 23, 1997

PMC International, Inc.
555 17th Street, 14th Floor
Denver, Colorado  80202

         Re:     Registration Statement on Form SB-2

Gentleman:

         In connection with the registration of 14,792,206 shares of common stock, par value $.01 per share (the "Common Stock") of PMC International, Inc. (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the sales, if any, of the Common Stock by the selling shareholders named therein, (the "Selling Shareholders"), we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

         The Common Stock being registered is legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                HOLME ROBERTS & OWEN LLP


                                                /s/ FRANCIS R. WHEELER

                                                Francis R. Wheeler